                                                                     Exhibit 2.1


                          Agreement and Plan of Merger

                                 By and Between

                              Premier Bancorp, Inc.

                                       and

                          Fulton Financial Corporation

                                January 16, 2003

                                TABLE OF CONTENTS

ARTICLE I - THE MERGER                                                       8
  Section 1.1  Merger                                                        8
  Section 1.2  Name                                                          9
  Section 1.3  Articles of Incorporation                                     9
  Section 1.4  Bylaws                                                        9
  Section 1.5  Directors and Officers                                        9

ARTICLE II - CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES         9
  Section 2.1  Conversion of Shares                                          9
  Section 2.2  Exchange of Stock Certificates                               10
  Section 2.3  Treatment of Outstanding Premier Options                     12
  Section 2.4  Reservation of Shares                                        13
  Section 2.5  Taking Necessary Action                                      13
  Section 2.6  Press Releases, Etc                                          13
  Section 2.7  Fulton Common Stock                                          13
  Section 2.8  No Dissenters' Rights                                        13
  Section 2.9  Premier Preferred Stock                                      14
  Section 2.10 Certain Actions                                              14

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PREMIER                     14
  Section 3.1  Authority                                                    14
  Section 3.2  Organization and Standing                                    15
  Section 3.3  Subsidiaries                                                 15
  Section 3.4  Capitalization                                               15
  Section 3.5  Charter, Bylaws and Minute Books                             16
  Section 3.6  Financial Statements                                         16
  Section 3.7  Absence of Undisclosed Liabilities                           16
  Section 3.8  Absence of Changes                                           17
  Section 3.9  Dividends, Distributions and Stock Purchases                 17
  Section 3.10 Taxes                                                        17
  Section 3.11 Title to and Condition of Assets                             17
  Section 3.12 Contracts                                                    18
  Section 3.13 Litigation and Governmental Directives                       19
  Section 3.14 Compliance with Laws; Governmental Authorizations            20
  Section 3.15 Insurance                                                    20
  Section 3.16 Financial Institutions Bonds                                 20
  Section 3.17 Labor Relations and Employment Agreements                    21
  Section 3.18 Employee Benefit Plans                                       21
  Section 3.19 Related Party Transactions                                   22
  Section 3.20 No Finder                                                    22

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


  Section 3.21 Complete and Accurate Disclosure                              22
  Section 3.22 Environmental Matters                                         22
  Section 3.23 Proxy Statement/Prospectus                                    23
  Section 3.24 SEC Filings                                                   23
  Section 3.25 Reports                                                       23
  Section 3.26 Loan Portfolio of Premier Bank                                24
  Section 3.27 Investment Portfolio                                          24
  Section 3.28 Regulatory Examinations                                       24
  Section 3.29 Regulatory Agreements                                         25
  Section 3.30 Beneficial Ownership of Fulton Common Stock                   25
  Section 3.31 Fairness Opinion                                              25

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FULTON                        25
  Section 4.1  Authority                                                     25
  Section 4.2  Organization and Standing                                     26
  Section 4.3  Capitalization                                                26
  Section 4.4  Articles of Incorporation and Bylaws                          26
  Section 4.5  Subsidiaries                                                  26
  Section 4.6  Financial Statements                                          27
  Section 4.7  Absence of Undisclosed Liabilities                            27
  Section 4.8  Absence of Changes; Dividends, Etc                            27
  Section 4.9  Litigation and Governmental Directives                        27
  Section 4.10 Compliance with Laws; Governmental Authorizations             28
  Section 4.11 Complete and Accurate Disclosure                              28
  Section 4.12 Labor Relations                                               28
  Section 4.13 Employee Benefits Plans                                       29
  Section 4.14 Environmental Matters                                         29
  Section 4.15 SEC Filings                                                   29
  Section 4.16 Proxy Statement/Prospectus                                    29
  Section 4.17 Regulatory Approvals                                          30
  Section 4.18 No Finder                                                     30
  Section 4.19 Taxes                                                         30
  Section 4.20 Title to and Condition of Assets                              30
  Section 4.21 Contracts                                                     30
  Section 4.22 Insurance                                                     31
  Section 4.23 Reports                                                       31

ARTICLE V - COVENANTS OF PREMIER                                             31
  Section 5.1 Conduct of Business                                            31
  Section 5.2 Best Efforts                                                   34
  Section 5.3 Access to Properties and Records                               34
  Section 5.4 Subsequent Financial Statements                                35
  Section 5.5 Update Schedules                                               35
  Section 5.6 Notice                                                         35
  Section 5.7 No Solicitation                                                35

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


  Section 5.8  Affiliate Letters                                             38
  Section 5.9  No Purchases or Sales of Fulton Common Stock During Price
      Determination Period                                                   38
  Section 5.10 Dividends                                                     38

ARTICLE VI - COVENANTS OF FULTON                                             39
  Section 6.1  Best Efforts                                                  39
  Section 6.2  Access to Properties and Records                              40
  Section 6.3  Subsequent Financial Statements                               40
  Section 6.4  Update Schedules                                              40
  Section 6.5  Notice                                                        40
  Section 6.6  No Purchase or Sales of Fulton Common Stock During Price
      Determination Period                                                   41
  Section 6.7  Assumption of Premier Debentures                              41
  Section 6.8  Employment Arrangements                                       41
  Section 6.9  Insurance; Indemnification                                    42
  Section 6.10 Appointment of Fulton Director                                43
  Section 6.11 Continuation of Premier Bank's Structure, Name and Directors  43

ARTICLE VII - CONDITIONS PRECEDENT                                           44
  Section 7.1  Common Conditions                                             44
  Section 7.2  Conditions Precedent to Obligations of Fulton                 46
  Section 7.3  Conditions Precedent to the Obligations of Premier            49

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER                             51
  Section 8.1  Termination                                                   51
  Section 8.2  Effect of Termination                                         52
  Section 8.3  Amendment                                                     53
  Section 8.4  Waiver                                                        53

ARTICLE IX - CLOSING AND EFFECTIVE TIME                                      53
  Section 9.1  Closing                                                       53
  Section 9.2  Effective Time                                                54

ARTICLE X - NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES                    54
  Section 10.1 No Survival                                                   54

ARTICLE XI - GENERAL PROVISIONS                                              54
  Section 11.1 Expenses                                                      54
  Section 11.2 Other Mergers and Acquisitions                                54
  Section 11.3 Notices                                                       55
  Section 11.4 Counterparts                                                  55
  Section 11.5 Governing Law                                                 55
  Section 11.6 Parties in Interest                                           55

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


  Section 11.7 Disclosure Schedules.                                     56
  Section 11.8 Entire Agreement                                          56

                               INDEX OF SCHEDULES

Schedule 2.3         Premier Options

Schedule 3.7         Undisclosed Liabilities

Schedule 3.8         Changes

Schedule 3.9         Dividends, Distributions and Stock Purchases

Schedule 3.10        Taxes

Schedule 3.11        Title to and Condition of Assets

Schedule 3.12        Contracts

Schedule 3.13        Litigation and Governmental Directives

Schedule 3.14        Compliance with Laws; Governmental Authorizations

Schedule 3.15        Insurance

Schedule 3.16        Financial Institutions Bonds

Schedule 3.17        Labor Relations and Employment Agreements

Schedule 3.18        Employee Benefit Plans

Schedule 3.19        Related Party Transactions

Schedule 3.20        Finders

Schedule 3.22        Environmental Matters

Schedule 3.26        Loan Portfolio

Schedule 3.27        Investment Portfolio

Schedule 3.29        Regulatory Agreements

Schedule 4.5         Subsidiaries

Schedule 4.7         Undisclosed Liabilities

Schedule 4.8         Dividends, Distributions and Stock Purchases

Schedule 4.9         Litigation and Governmental Directives

Schedule 4.10        Compliance with Laws; Governmental Authorizations

Schedule 4.14        Environmental Matters

Schedule 4.19        Taxes

Schedule 5.1 (xxi)   Pending and Contemplated Applications

Schedule 6.11        Current Premier Directors Fees

                                INDEX OF EXHIBITS

Exhibit A         Form of Warrant Agreement

Exhibit B         Form of Warrant

Exhibit C         Form of Voting Agreement

Exhibit D         Form of Employment Agreements

Exhibit E         Form of Opinion of Premier's Counsel

Exhibit F         Form of Opinion of Fulton's Counsel

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER made as of the 16th day of January, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 ("Fulton"), and PREMIER BANCORP, INC., a Pennsylvania business corporation having its administrative headquarters at 379 North Main Street, Doylestown, Pennsylvania 18901 ("Premier")

                                   BACKGROUND:

     Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Premier is a financial holding company registered under the BHC Act which is the parent of Premier Bank. In addition to Premier Bank, Premier has four directly-owned subsidiaries: PBI Capital Trust, Premier Capital Trust II, Lenders Abstract, LLC and Premier Bank Insurance Services, LLC. Premier Bank and all of such subsidiaries are collectively referred to herein as the "Premier Subsidiaries". Fulton and Premier wish to merge with each other, resulting in Premier Bank becoming a subsidiary of Fulton. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the "Merger") in which (i) Premier will be merged with and into Fulton, (ii) Fulton will survive the Merger, and (iii) all of the outstanding shares of the common stock of Premier, $0.33 par value per share ("Premier Common Stock"), will be converted into shares of the common stock of Fulton, par value $2.50 per share ("Fulton Common Stock").

     Simultaneously with the execution of this Agreement, the parties are entering into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the "Warrant Agreement"), which provides for the delivery by Premier of a warrant in substantially the form of Exhibit B attached hereto (the "Warrant") entitling Fulton to purchase shares of the Premier Common Stock in certain circumstances. In addition, Premier has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in Premier in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the "Voting Agreements").

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

                             ARTICLE I - THE MERGER

     Subject to the terms and conditions of this Agreement, Premier shall merge with and into Fulton in accordance with the following:

     Section 1.1 Merger. At the Effective Time (as defined in Section 9.2 herein) (i) Premier shall merge with and into Fulton pursuant to the provisions of the Pennsylvania

Business Corporation Law of 1988, as amended (the "BCL"), whereupon the separate existence of Premier shall cease and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"), and (ii) the Premier Common Stock will be converted into Fulton Common Stock pursuant to the provisions of Article II hereof.

     Section 1.2 Name. The name of the Surviving Corporation shall be "Fulton Financial Corporation". The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

     Section 1.3 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Fulton as in effect at the Effective Time.

     Section 1.4 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fulton as in effect at the Effective Time.

     Section 1.5 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

      ARTICLE II - CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

     Section 2.1 Conversion of Shares. At the Effective Time (as defined in
Section 9.2 herein) the shares of Premier Common Stock then outstanding shall be converted into shares of Fulton Common Stock, as follows:

          (a) General. Subject to the provisions of Sections 2.1(b), 2.1(c) and 2.1(d) herein, each share of Premier Common Stock issued and outstanding immediately before the Effective Time, shall, at the Effective Time, be converted into and become without any action on the part of the holder thereof, and Fulton shall issue, 1.34 (such number, as it may be adjusted under Section 2.1(b) herein, the "Conversion Ratio") shares of Fulton Common Stock and the corresponding number of rights associated therewith pursuant to the Rights Agreement dated June 20, 1989, as amended and restated as of April 27, 1999, between Fulton and Fulton Bank (the "Fulton Rights Agreement"). Each share of Premier Common Stock to be converted into Fulton Common Stock pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, and be canceled, and each holder of share certificates evidencing shares of Premier Common Stock converted into Fulton Common Stock pursuant to this Section 2.1 shall thereafter cease to have any rights with respect to the shares represented thereby, except the right to receive the Fulton Common Stock therefor, without interest thereon, upon the surrender of the share certificates evidencing the Premier Common Stock in accordance with Section 2.2 hereof.

          (b) Antidilution Provision. In the event that Fulton shall at any time before the Effective Time: (i) issue a dividend in shares of Fulton Common Stock, (ii) combine the outstanding shares of Fulton Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of Fulton Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to four decimal places), so that each Premier shareholder shall receive at the Effective Time, in exchange for his shares of Premier Common Stock, the number of shares of Fulton Common Stock as would then have been owned by him if the Effective Time had occurred before the record date of such event (For example, if Fulton were to declare a five percent (5%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 1.34 shares to 1.407 shares).

          (c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Premier shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(e) herein).

          (d) Cancelled Premier Shares. Notwithstanding the provisions of
     Section 2.1(a) herein, the following shares of Premier Common Stock shall not be converted into Fulton Common Stock, and shall be cancelled, at the Effective Time: (i) shares of Premier Common Stock then owned by Fulton or any direct or indirect subsidiary of Fulton (except for trust account shares or shares acquired in connection with debts previously contracted); and (ii) shares of Premier Common Stock owned by Premier or any direct or indirect subsidiary of Premier (except for trust account shares or shares acquired in connection with debts previously contracted).

          (e) Closing Market Price. For purposes of this Agreement, the "Closing Market Price" shall be the average of the per share closing price for Fulton Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section
     9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the "Price Determination Period." (For example, if July 1, 2003 were to be the Effective Date, then the Price Determination Period would be June 13, 16, 17, 18, 19, 20, 23, 24, 25 and 26, 2003). In the
     event that NASDAQ shall fail to report a closing price for Fulton Common Stock for any trading day during the Price Determination Period, the closing price for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Fulton Common Stock, by two brokerage firms then making a market in Fulton Common Stock to be selected by Fulton and approved by Premier.

     Section 2.2 Exchange of Stock Certificates. Premier Common Stock certificates shall be exchanged for Fulton Common Stock certificates in accordance with the following procedures:

          (a) Exchange Agent. The transfer agent of Fulton shall act as exchange agent (the "Exchange Agent") to receive Premier Common Stock certificates from the holders thereof and to exchange such stock certificates for Fulton Common Stock certificates and (if applicable) to pay cash for fractional shares of Fulton Common Stock pursuant to Section 2.1(c) herein. Fulton shall cause the Exchange Agent on or promptly, but no later than three (3) business days after receipt of a final shareholder list following the Effective Date, to mail to each former shareholder of Premier a notice specifying the procedures to be followed in surrendering such shareholder's Premier Common Stock certificates.

          (b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent's notice, each former shareholder of Premier shall surrender his Premier Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Premier shall be unable to surrender his Premier Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by Fulton for issuing replacement certificates to Fulton shareholders whose Fulton Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Premier Common Stock certificates from a former Premier shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a Fulton Common Stock certificate representing the whole number of shares of Fulton Common Stock into which such shareholder's shares of Premier Common Stock have been converted in accordance with this
     Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

          (c) Dividend Withholding. Dividends, if any, payable by Fulton after the Effective Time to any former shareholder of Premier who has not prior to the payment date surrendered his Premier Common Stock certificates may, at the option of Fulton, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Premier upon proper surrender of his Premier Common Stock certificates.

          (d) Failure to Surrender Certificates. All Premier Common Stock certificates must be actually or constructively (as referenced in (b) above) surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Premier shall not have properly surrendered his Premier Common Stock certificates within two (2) years after the Effective Date, the shares of Fulton Common Stock that would otherwise have been issued to him may, at the option of Fulton, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of

     Premier shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Premier, without interest, upon proper actual or constructive surrender of his Premier Common Stock certificates.

          (e) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Fulton.

     Section 2.3  Treatment of Outstanding Premier Options.

          (a) At the Effective Time, each holder of an option (collectively, "Premier Options") to purchase shares of Premier Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the Premier Bancorp, Inc. 1995 Incentive Stock Option Plan (collectively, the "Premier Stock Option Plan") or otherwise granted by the Premier Board of Directors and evidenced by stock option agreements but not pursuant to any Premier Stock Option Plan; and (iii) would otherwise survive the Effective Time shall be entitled to receive, in substitution for such Premier Option, an option to acquire shares of Fulton Common Stock on the terms set forth below (each Premier Option as substituted, a "Fulton Stock Option").

          (b) A Fulton Stock Option shall be a stock option to acquire shares of Fulton Common Stock with the following terms: (i) the number of shares of Fulton Common Stock which may be acquired pursuant to such Fulton Stock Option shall be equal to the product of the number of shares of Premier Common Stock covered by the Premier Option multiplied by the Conversion Ratio, provided that any fractional share of Fulton Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of Fulton Common Stock shall be equal to the exercise price per share of Premier Common Stock of such Premier Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such Fulton Stock Option shall be identical to the duration and other terms of such Premier Option, except that all references to Premier shall be deemed to be references to Fulton and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Premier Option; (iv) Fulton shall assume such Premier stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and
     (v) to the extent Premier Options qualify as incentive stock options under
     Section 422 of the Code, the Fulton Stock Options exchanged therefor shall also so qualify. Subject to the Fulton Stock Options and the foregoing, the Premier Stock Option Plans and all options or other rights to acquire Premier Common Stock issued thereunder shall terminate at the Effective Time. Fulton shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Fulton Stock Option.

          (c) Prior to the Effective Time, Fulton shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), register the number of shares of Fulton Common Stock necessary to satisfy Fulton's obligations with respect to the issuance of Fulton Common Stock pursuant to the exercise of Fulton Stock Options and under Section 2.3.

          (d) Prior to the Effective Time (to the extent required as determined by Fulton or Premier under applicable law, the terms of the Premier Stock Option Plan or otherwise), Fulton shall receive agreements from each holder of a Premier Option, pursuant to which each such holder agrees to accept a Fulton Stock Option in substitution for the Premier Option, as of the Effective Time.

          (e) Schedule 2.3 sets forth a listing of each Premier Option as of the date of this Agreement (copies of which have been provided to Fulton), including the optionee, date of grant, shares of Premier Common Stock subject to such Option, the exercise price of such Option, expiration date, classification as an incentive stock option or a nonqualified stock option, vesting schedule and any special features thereof.

     Section 2.4 Reservation of Shares. Fulton agrees that (i) prior to the Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

     Section 2.5 Taking Necessary Action. Fulton and Premier shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Fulton with full title to all properties, assets, rights, approvals, immunities and franchises of Premier, the officers and directors of Premier, at the expense of Fulton, shall take all such necessary action.

     Section 2.6 Press Releases, Etc. Fulton and Premier agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Fulton and Premier, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

     Section 2.7 Fulton Common Stock. Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

     Section 2.8 No Dissenters' Rights. Pursuant to Section 1571(b)(1)(i) of the BCL, the shareholders of Premier shall not be entitled to exercise dissenters' rights under the provisions of Subchapter D of Chapter 15 of the BCL.

     Section 2.9 Premier Preferred Stock. The outstanding shares of Premier's Series A 9.25% Non-Cumulative Perpetual Preferred Stock (the "Premier Preferred Stock") shall not be converted into Fulton Common Stock as part of the Merger. As set forth in Section 7.2(e) herein, all of the outstanding shares of the Premier Preferred Stock shall be redeemed as of or prior to the Effective Time in accordance with Sections 7 and 8 of the terms of the Premier Preferred Stock.

     Section 2.10 Certain Actions. Prior to the Effective Time, Fulton and Premier shall take all such steps as may be required to cause any dispositions of shares of Premier Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), with respect to Premier to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

            ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PREMIER

     Premier represents and warrants to Fulton, as of the date of this Agreement, as follows:

     Section 3.1 Authority. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of Premier (its Board of Directors), at a meeting duly called and held, by a vote of at least a majority of the members of the Board of Directors, the Board of Directors (i) approved the Merger and this Agreement, and (ii) directed that the Agreement be submitted for consideration by its shareholders with the recommendation of the Board of Directors that the shareholders of Premier approve this Agreement and the transactions contemplated thereby, and, except for the approval of this Agreement by its shareholders, Premier has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by Premier and, assuming due authorization, execution and delivery by Fulton, constitute valid and binding obligations of Premier, enforceable in accordance with their respective terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor's rights and the laws, regulations and rules affecting financial institutions. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Premier, (ii) the Articles of Incorporation or Bylaws of Premier Bank, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Premier or any Premier Subsidiary, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which Premier or any

Premier Subsidiary is a party or by which Premier or any Premier Subsidiary or any of their properties are bound.

     Section 3.2 Organization and Standing. Premier is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Premier is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Premier Bank is a banking corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Premier Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and is a member of the Federal Reserve System. Premier Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each of the Premier Subsidiaries currently conducting operations other than Premier Bank is an entity or business trust that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Premier Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

     Section 3.3 Subsidiaries. Premier Bank is a wholly-owned subsidiary of Premier. Premier owns 100% of the common securities of PBI Capital Trust and Premier Capital Trust II. Premier has a 1% membership interest in each of Lenders Abstract, LLC and Premier Bank Insurance Services, LLC. Premier Bank has a 99% membership interest in each of these limited liability companies Except for the Premier Subsidiaries, Premier owns no subsidiaries, directly or indirectly.

     Section 3.4 Capitalization. The authorized capital of Premier consists exclusively of 30,000,000 shares of Premier Common Stock and 20,000,000 shares of the Premier Preferred Stock. As of the date of this Agreement, there are 552,000 shares of Premier Preferred Stock outstanding, 3,452,273 shares of Premier Common Stock validly issued, fully paid and non-assessable, and 109,858 shares are held as treasury shares. In addition, 303,748 shares of Premier Common Stock are reserved for issuance upon the exercise of Premier Options and 835,000 shares of Premier Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the Premier Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Premier Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of Premier Common Stock. The authorized capital of Premier Bank consists exclusively of shares of common stock (the "Premier Bank Common Stock"). All of the outstanding shares of Premier Bank Common Stock are owned beneficially and of record by Premier and are validly issued, outstanding and fully-paid and non-assessable. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Premier Bank Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of Premier Bank Common Stock. All outstanding shares of the capital stock of the other Premier Subsidiaries are owned beneficially and of record by Premier or Premier Bank, as appropriate, except that, in the case of PBI Capital Trust and Premier Capital Trust II, Premier owns 100% of the common securities and the purchasers thereof own the capital securities issued by each said Trust. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of such subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of such subsidiaries. The Common Stock of Premier Bank the other Premier Subsidiaries is sometimes collectively referred to herein as the "Premier Subsidiaries Common Stock".

     Section 3.5 Charter, Bylaws and Minute Books. The copies of the Articles of Incorporation and Bylaws (or, with respect to PBI Capital Trust and Premier Capital Trust II, their trust declarations) of Premier and the Premier Subsidiaries that have been delivered to Fulton are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Premier and the Premier Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders of Premier and the Premier Subsidiaries at the meetings documented in such minutes, excluding information related to the transactions contemplated by this Agreement and to any other merger, consolidation, share exchange or sale, exchange or other disposition of all, or substantially all, of Premier's property or assets.

     Section 3.6 Financial Statements. Premier has delivered to Fulton the following financial statements: Consolidated Balance Sheets at December 31, 2001 and 2000 and Consolidated Statements of Income, Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows of Premier for the years ended December 31, 1999, 2000 and 2001, audited by KPMG LLP, and set forth in the 2001 Annual Report to Premier's shareholders and unaudited Consolidated Balance Sheets of Premier at September 30, 2002 and unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2002 and 2001, unaudited Consolidated Statements of Stockholders' Equity for the nine-month periods ended September 30, 2002 and 2001 and unaudited Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2002 and 2001, as filed with the Securities and Exchange Commission (the "SEC") in a Quarterly Report on Form 10-Q (the aforementioned Consolidated Statement of Condition as of September 30, 2002 being hereinafter referred to as the "Premier Balance Sheet"). Each of the foregoing financial statements fairly present the consolidated financial condition, assets and liabilities, and results of operations of Premier at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for the omission of the notes from the financial statements applicable to any interim period.

     Section 3.7    Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 3.7, or as reflected, noted or adequately reserved against in the Premier Balance Sheet, at September 30, 2002, Premier had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Premier Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, Premier and the Premier Subsidiaries have not incurred, since September 30, 2002, any such liability, other than liabilities of the same nature as those set forth in the Premier Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business. For purposes of this

Agreement, the term "Ordinary Course of Business" shall mean the ordinary course of business consistent with Premier's and the Premier Subsidiaries' customary business practices.

     Section 3.8 Absence of Changes. Since September 30, 2002, Premier and the Premier Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither Premier nor the Premier Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to Premier and the Premier Subsidiaries on a consolidated basis.

     Section 3.9 Dividends, Distributions and Stock Purchases. Since September 30, 2002, Premier has not declared, set aside, made or paid any dividend or other distribution in respect of the Premier Common Stock, or purchased, issued or sold any shares of Premier Common Stock or the Premier Subsidiaries Common Stock. Since the issuance of the outstanding shares of the Premier Preferred Stock, regular quarterly dividends of $0.578125 per share have been paid (the most recent such dividend was declared on January 6, 2003, payable on January 31, 2003 to shareholders of record on January 16, 2003).

     Section 3.10 Taxes. Premier and Premier Bank have filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of September 30, 2002. Except as disclosed in Schedule 3.10: (i) Premier and Premier Bank have paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither Premier nor the Premier Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the "IRS") has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of Premier or Premier Bank for any year through and including the year ended December 31, 2002. Except as disclosed in Schedule 3.10, neither Premier nor the Premier Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves reflected in the Premier Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Premier's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 3.11   Title to and Condition of Assets. Except as disclosed in
Schedule 3.11, Premier and the Premier Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Premier Balance Sheet or acquired subsequent to September 30, 2002, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Premier Balance Sheet or in Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Premier Balance Sheet or acquired subsequent to September 30, 2002: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Premier and the Premier Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

     Section 3.12   Contracts.

          (a) Each written or oral contract entered into by Premier or the Premier Subsidiaries (other than contracts with customers reasonably entered into by Premier or the Premier Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Premier or the Premier Subsidiaries are a party or by which Premier or the Premier Subsidiaries or any of their properties may be bound (collectively referred to herein as "Material Contracts") is identified in Schedule 3.12. Except as disclosed in Schedule 3.12, all Material Contracts are enforceable against Premier or the Premier Subsidiaries, as the case may be, and Premier or the Premier Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and Premier is not aware of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

          (b) Except for the Warrant Agreement and as set forth in Schedule 3.12, as of the date of this Agreement, neither Premier nor the Premier Subsidiaries is a party to, or bound by, any oral or written:

          (i) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

          (ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

          (iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

          (iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

          (v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

          (vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of Premier and/or Premier Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Premier and/or Premier Bank;

          (viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization; or

          (ix)   deferred compensation plan or arrangement.

          (c) Neither Premier nor Premier Bank is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or Material Contract to which it is a party or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a material and adverse change on it.

     Section 3.13 Litigation and Governmental Directives. Except as disclosed in Schedule 3.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge (as that term is defined below) of Premier or the Premier Subsidiaries, threatened, that involves Premier or the Premier Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or arbitration tribunal issued against or with the consent of Premier or the Premier Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries or that in any manner restrict the right of Premier or the Premier Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither Premier nor the Premier Subsidiaries are aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Premier or the Premier Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries or would restrict in any manner the right of Premier or the Premier Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which Premier or the Premier Subsidiaries have filed proofs of claim) in which Premier or the Premier Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule
3.13. In this Agreement, the terms "Knowledge of Premier or Premier Bank" and "Knowledge of Premier and the Premier Subsidiaries" shall mean the actual knowledge of the officers of Premier.

     Section 3.14 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3.14 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries:
(i) Premier and the Premier Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Premier or the Premier Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Premier or the Premier Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 3.15 Insurance. All policies of insurance relating to Premier's and Premier Subsidiaries' operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Premier or the Premier Subsidiaries are listed in Schedule 3.15. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

     Section 3.16 Financial Institutions Bonds. Since January 1, 1999, Premier Bank or its predecessors have continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring Premier Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Premier Bank is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. Premier Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

     Section 3.17 Labor Relations and Employment Agreements. Neither Premier nor any of the Premier Subsidiaries are a party to or bound by any collective bargaining agreement. Premier and the Premier Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Premier or Premier Bank threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Premier or the Premier Subsidiaries. Except as disclosed in Schedule 3.17, neither Premier nor the Premier Subsidiaries have any employment contract, change of control agreement or policy, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments referred to below, an "Employment Obligation") with any director, officer, employee, agent or consultant; provided however, that, as of the date of this Agreement (and effective as of the Effective Time), each of Clark S. Frame, John C. Soffronoff and John J. Ginley has executed an employment agreement with Premier Bank so as to, among other things, consent to certain respective changes in their duties, powers and functions following the Merger and waiving any right to obtain "change of control" or severance payments as a result of the Merger, such agreements to be substantially in the form of Exhibit D attached hereto. For the purposes of this Agreement, Messrs. Frame, Soffronoff and Ginley, shall be referred to herein as the "Contract Employees". Except as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2 herein), neither Premier nor the Premier Subsidiary will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution nor the consummation of this Agreement shall, by itself, entitle any employee of Premier or the Premier Subsidiaries to any "change of control" payments or benefits. Except as set forth on Schedule 3.17, no payment that is owed or may become due to any director, officer, employee, or agent of Premier or an Premier Subsidiary will be non-deductible to Premier or an Premier Subsidiary or subject to tax under IRC (S) 280G or (S) 4999; nor will Premier or an Premier Subsidiary be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

     Section 3.18 Employee Benefit Plans. All employee benefit plans, contracts or arrangements to which Premier or the Premier Subsidiaries are a party or by which Premier or the Premier Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the "Premier Benefit Plans"), but not including the Employment Obligations described in Section 3.17, are identified in Schedule
3.18. Each of the Premier Benefit Plans which is an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"; each such Plan being herein called a "Premier Pension Plan") is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No "prohibited transaction" (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Premier Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Premier Pension Plans or any other Premier Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of

Premier, threatened with respect to any Premier Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Premier nor the Premier Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Premier Pension Plans or any other Premier Benefit Plan. There has not been any audit of any Premier Benefit Plan by the Department of Labor or the IRS.

     Section 3.19 Related Party Transactions. Except as disclosed in Schedule 3.19, neither Premier nor any of the Premier Subsidiaries have any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1999) of Premier or any of the Premier Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Premier Common Stock; and (iii) any "associate" (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

     Section 3.20 No Finder. Except as disclosed in Schedule 3.20, neither Premier nor any of the Premier Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

     Section 3.21 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Premier, the Premier Subsidiaries, the Premier Common Stock, the Premier Preferred Stock, the Premier Subsidiaries' Common Stock, and the involvement of Premier and the Premier Subsidiaries in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by Premier or the Premier Subsidiaries to Fulton in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

     Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22, neither Premier nor any of the Premier Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Premier or any of the Premier Subsidiaries and which is required to be reflected, noted or adequately reserved against in Premier's consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, except as disclosed in

Schedule 3.22, neither Premier nor any of the Premier Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Premier or any of the Premier Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Premier or any of the Premier Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Premier or any of the Premier Subsidiaries.

     Section 3.23 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of Premier and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Premier, the Premier Subsidiaries, Premier Common Stock, the Premier Subsidiaries Common Stock and all actions taken and statements made by Premier and the Premier Preferred Stock Subsidiaries in connection with the transactions contemplated herein (except for information provided by Fulton to Premier or the Premier Subsidiaries) will: (i) comply in all material respects with applicable provisions of the 1933 Act, and the 1934 Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 3.24 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Premier or Premier Bank with the SEC or the Federal Reserve Board (the "FRB"), as applicable, under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.25 Reports. Premier and Premier Bank have filed all material reports, registrations and statements that are required to be filed with the FRB, the Federal Deposit Insurance Company ("FDIC"), the Pennsylvania Department of Banking (the "Department") and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Premier and the Premier Subsidiaries on a consolidated basis. Premier has furnished Fulton with, or made available to Fulton, copies of all such filings made in the last three fiscal years and in the period from January 1, 2002 through the date of this Agreement. Premier is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and, except as set forth on Schedule 3.25, Premier has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Premier and the Premier Subsidiaries on a consolidated basis. The Premier Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "PPA" and the Premier Preferred Stock is traded on the AMEX under the symbol "PPA.Pr.A."

     Section 3.26   Loan Portfolio of Premier Bank.

          (a) Attached hereto as Schedule 3.26 is a list of (i) all outstanding commercial relationships, i.e. commercial loans, commercial loan commitments and commercial letters of credit, of Premier Bank in excess of $1,500,000, (ii) all loans of Premier Bank classified by Premier Bank or any regulatory authority as "Monitor," "Substandard," "Doubtful" or "Loss,"
     (iii) all commercial and mortgage loans of Premier Bank classified as "non-accrual," and (iv) all commercial loans of Premier Bank classified as "in substance foreclosed."

          (b) Premier Bank has adequately reserved for or charged off loans in accordance with applicable regulatory requirements, generally accepted accounting principles and current written policies of Premier Bank.

          (c)  Premier Bank does not engage in so-called "subprime lending."

     Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27 is a list of all securities held by Premier and the Premier Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by it as of September 30, 2002. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27. Except as set forth on Schedule 3.27, the investment portfolio of Premier or the Premier Subsidiaries does not include any financial derivatives.

     Section 3.28   Regulatory Examinations.

          (a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of Premier or any of the Premier

     Subsidiaries. Except as otherwise disclosed in Section 3.29, neither Premier nor any of the Premier Subsidiaries have received any objection from any regulatory agency to Premier's or any of the Premier Subsidiaries' response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Premier and any of the Premier Subsidiaries which would have a materially adverse effect on Premier and any of the Premier Subsidiaries on a consolidated basis.

          (b) Neither Premier nor any of the Premier Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on Premier and any of the Premier Subsidiaries on a consolidated basis.

     Section 3.29 Regulatory Agreements. Except as set forth on Schedule 3.29, on the date hereof, neither Premier nor Premier Bank is a party to any assistance agreement, directive, commitment letter, supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the Federal Reserve, the Department or any other financial services regulatory agency having jurisdiction over Premier or Premier Bank that relates to the conduct of the business of Premier or Premier Bank, nor has Premier or Premier Bank been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

     Section 3.30 Beneficial Ownership of Fulton Common Stock. Premier and the Premier Subsidiaries do not, and prior to the Effective Time, Premier and the Premier Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13-d-3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

     Section 3.31 Fairness Opinion. Premier's Board of Directors has received a written opinion from Boenning & Scattergood, Inc., to be updated in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such updating written opinion being provided simultaneously to Fulton at the time of receipt), to the effect that the Conversion Ratio, at the time of execution of this Agreement and the mailing of the Proxy materials, is fair to Premier's shareholders from a financial point of view.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FULTON

     Fulton represents and warrants to Premier, as of the date of this Agreement and as of the date of the Closing, as follows:

     Section 4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of Fulton, and no other corporate action on the part of Fulton is necessary to authorize this Agreement or the consummation by Fulton of the transactions contemplated herein. This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Premier, constitutes a valid and binding obligation of Fulton. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of Fulton or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Fulton is a party or by which Fulton or any of its properties are bound.

     Section 4.2 Organization and Standing. Fulton is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a registered financial holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

     Section 4.3 Capitalization. The authorized capital of Fulton consists exclusively of 400,000,000 shares of Fulton Common Stock and 10,000,000 shares of preferred stock without par value (the "Fulton Preferred Stock"). As of the date of this Agreement, there were 104,027,373 shares of Fulton Common Stock validly issued, fully paid and non-assessable and 2,837,958 shares are held as treasury shares. No shares of Fulton Preferred Stock have been issued as of the date of this Agreement, and Fulton has no present intention to issue any shares of Fulton Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Fulton Common Stock or shares of Fulton Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of Fulton Common Stock or into shares of Fulton Preferred Stock, except as follows: (i) 2,820,919 shares of Fulton Common Stock were issuable upon the exercise of outstanding stock options granted under the Fulton Incentive Stock Option Plan and the Fulton Employee Stock Purchase Plan and (ii) there were outstanding 106,848,292 Rights representing the right under certain circumstances to purchase shares of Fulton Common Stock pursuant to the terms of a Fulton Rights Agreement and (iii) 2,329,021 shares of Fulton Common Stock reserved from time to time for issuance pursuant to Fulton's Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Fulton Common Stock that are issued in the Merger shall include purchase Rights under the Fulton Shareholder Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Fulton without a Distribution Date having occurred under such Agreement.

     Section 4.4 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Fulton that have been delivered to Premier are true, correct and complete.

     Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all subsidiaries ("Subsidiaries") which Fulton owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) Fulton owns, directly or indirectly, all of the outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than Fulton or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than Fulton or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

     Section 4.6 Financial Statements. Fulton has delivered to Premier the following financial statements: Consolidated Balance Sheets at December 31, 2001 and 2000 and Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999, audited by Arthur Andersen LLP for the years 1999, 2000 and 2001 and set forth in the Annual Report to the shareholders of Fulton for the year ended December 31, 2001, and unaudited Consolidated Balance Sheets as of September 30, 2002, unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2002 and 2001, and unaudited Consolidated Statements of Cash Flows for the nine-months ended September 30, 2002 and 2001 as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of September 30, 2002 being hereinafter referred to as the "Fulton Balance Sheet"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Fulton at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

     Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 4.7 or as reflected, noted or adequately reserved against in the Fulton Balance Sheet, at September 30, 2002 Fulton had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Fulton Balance Sheet under generally accepted accounting principles. Except as described in Schedule 4.7, since September 30, 2002 Fulton has not incurred any such liability other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

     Section 4.8 Absence of Changes; Dividends, Etc. Since September 30, 2002
(a) there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton and the Fulton Subsidiaries on a consolidated basis and (b) except as disclosed in Schedule 4.8, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Stock.

     Section 4.9 Litigation and Governmental Directives. Except as disclosed in
Schedule 4.9: (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Fulton threatened, that involves Fulton or any Fulton Subsidiary or its properties and that, if determined adversely to Fulton or the Fulton Subsidiary, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or of any arbitration tribunal against Fulton which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted; and (iii) Fulton is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Fulton, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

     Section 4.10 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 4.10 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton: (i) Fulton and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of Fulton and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

     Section 4.11 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, Fulton Common Stock, and the involvement of Fulton in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Fulton to Premier in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Fulton to Premier in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     Section 4.12 Labor Relations. Neither Fulton nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Fulton and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Fulton or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Fulton.

     Section 4.13 Employee Benefits Plans. Fulton's contributory profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the "Fulton Pension Plans") are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC"). No "prohibited transaction" or "reportable event" (as such terms are defined in the Code or ERISA) has occurred with respect to the Fulton Pension Plans or any other employee benefit plan to which Fulton or any of its subsidiaries are a party or by which Fulton or any of its subsidiaries are bound (each hereinafter called a "Fulton Benefit Plan"). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the Fulton Pension Plans or any other Fulton Benefit Plan, and no claim is pending or threatened with respect to any Fulton Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Fulton or any of its subsidiaries have incurred any liability for any tax imposed by
Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the Fulton Pension Plans or any other Fulton Benefit Plan. There has not been any audit of any Fulton Benefit Plan by the Department of Labor, the IRS or the PBGC since 1990.

     Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14, Fulton has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor's right) or leased by Fulton and which is required to be reflected, noted or adequately reserved against in Fulton's consolidated financial statements under generally accepted accounting principles.

     Section 4.15 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Fulton with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.16 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of Premier and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Fulton, Fulton Common Stock, and actions taken and statements made by Fulton in connection with the transactions contemplated herein (other than information provided by Premier or Premier Bank to Fulton), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 4.17 Regulatory Approvals. Fulton is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to Fulton's ability to carry on its business.

     Section 4.18 No Finder. Fulton has not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

     Section 4.19 Taxes. Fulton has filed, or has received extension for filing, all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of September 30, 2002. Except as disclosed in Schedule 4.19, (i) Fulton has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) Fulton has not received any notice of deficiency or assessment of additional taxes. Except as disclosed in Schedule 4.19, the accruals and reserves reflected in the Fulton Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Fulton's consolidated operations for all periods prior to the date of such Balance Sheet.

     Section 4.20 Title to and Condition of Assets. Fulton has good and marketable title to all material consolidated real and personal properties and assets reflected in the Fulton Balance Sheet or acquired subsequent to September 30, 2002 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Fulton Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

     Section 4.21 Contracts. All Fulton Material Contracts are enforceable against Fulton, and Fulton has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. "Fulton Material Contracts" shall be defined as each written or oral contract entered into by Fulton or any Fulton Subsidiary (other than contracts with customers reasonably entered into by Fulton in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Fulton or Fulton Subsidiaries are a party or by which Fulton or any of the Fulton Subsidiaries or any of their properties may be bound.

       Section 4.22 Insurance. All policies of insurance covering operations of Fulton which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Fulton are in full force and effect, and no notices of cancellation have been received in connection therewith.

       Section 4.23 Reports. Fulton and the Fulton Subsidiaries has filed all material reports, registrations and statements that are required to be filed with the FRB, the FDIC, the Department, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed such failure has or may have a material adverse impact on Fulton and the Fulton Subsidiaries on a consolidated basis. Fulton has furnished Premier with, or made available to Premier, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 to the date of this Agreement. Fulton is required to file reports with the SEC pursuant to
Section 12 of the 1934 Act, and Fulton has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton subsidiaries. The Fulton Common Stock is traded on NASDAQ under the symbol "FULT."

                        ARTICLE V - COVENANTS OF PREMIER

               From the date of this Agreement until the Effective Time, Premier covenants and agrees to do, and shall cause the Premier Subsidiaries to do, the following:

       Section 5.1 Conduct of Business. Except as otherwise consented to by Fulton in writing, Premier and the Premier Subsidiaries shall:

               (i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

               (ii) use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Premier or any of the Premier Subsidiaries;

               (iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

               (iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Premier or any of the Premier Subsidiaries;

               (v) keep in full force and effect all insurance policies now carried by Premier or any of the Premier Subsidiaries;

               (vi) perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which Premier or any of the Premier Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

               (vii) maintain their books of account and other records in the Ordinary Course of Business;

               (viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Premier or any of the Premier Subsidiaries and to the conduct of their businesses;

               (ix) not amend Premier's or any of the Premier Subsidiaries' Articles of Incorporation or Bylaws except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

               (x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

               (xi) not enter into or assume any material contract, incur any material liability or obligation, make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.12 or which do not exceed, in any case, $200,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

               (xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

               (xiii) except as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of Premier Common Stock or of Premier Preferred Stock;

               (xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Premier Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Premier Common Stock or any other equity or debt securities of Premier (other than the Warrant or the Premier Common Stock issuable under the Warrant);

               (xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Premier Benefit Plan, except as required by law (as defined in Section 3.18 herein) for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein), severance or "change in control" agreement or arrangement with any officer, director, employee or consultant of Premier or any of the Premier Subsidiaries, except that Premier and the Premier Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice or their current policy disclosed in writing to Fulton, and are consistent, in magnitude and otherwise, with the current policy disclosed in writing to Fulton of Premier and the Premier Subsidiaries (provided, however, that no Contract Employees nor Bruce Sickel shall receive a salary increase or bonus);

               (xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein;

               (xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Premier Bank and classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2003 and thereafter, Premier and the Premier Subsidiaries shall consult with Fulton and shall act in accordance with generally accepted accounting principles;

               (xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

               (xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $10,000 or for a term of one year or more;

               (xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

               (xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than as disclosed on Schedule 5.1(xxi);

               (xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

               (xxiii) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of this Agreement or the Merger or cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code; and

               (xxiv) following receipt of both shareholder and regulatory approval of the Merger and upon agreement as to the Effective Date by Fulton and Premier, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve; provided, however, (A) in taking such actions, Premier shall not be required to breach any existing contractual obligations and (B) any such actions taken at the request of Fulton shall be subject to the provisions of subparagraph (a) of Section 7.2(f) herein.

       Section 5.2 Best Efforts. Premier and the Premier Subsidiaries shall cooperate with Fulton and shall use their best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Premier and the Premier Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); and (ii) cooperate with Fulton in making Premier's and the Premier Subsidiaries' employees reasonably available for training by Fulton at Premier's and the Premier Subsidiaries' facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Premier's and the Premier Subsidiaries' facilities will be properly operated in accordance with Fulton's policies after the Merger.

       Section 5.3 Access to Properties and Records. Premier and the Premier Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Premier and the Premier Subsidiaries as Fulton may reasonably request, subject to the obligation of Fulton and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Premier and the Premier Subsidiaries obtained by reason of such access and subject to applicable law.

       Section 5.4 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Premier and the Premier Subsidiaries shall promptly prepare and deliver to Fulton as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either Premier or any of the Premier Subsidiaries (including, without limitation, delivery of Premier's audited annual financial statements for 2002 as soon as they are available) (which additional financial statements and reports are hereinafter collectively referred to as the "Additional Premier Financial Statements"). The representations and warranties set forth in Sections 3.6, 3.7 and 3.8 shall apply to the Additional Premier Financial Statements.

       Section 5.5 Update Schedules. Premier or any of the Premier Subsidiaries shall promptly disclose to Fulton in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

       Section 5.6 Notice. Premier or any of the Premier Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Premier or any of the Premier Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

       Section 5.7  No Solicitation.

             (a) Premier and the Premier Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of Premier determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Premier, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Premier or the Premier Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Premier or any of the Premier Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of Premier or any of the Premier Subsidiaries, whether or not acting on behalf of Premier or any of its subsidiaries, shall be deemed to be a breach of this Section by Premier.

             (b) Premier shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by Premier's shareholders; provided, however, that Premier's Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

             (c) The Board of Directors of Premier shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fulton, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause Premier to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of Premier shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

             (d) Nothing contained in this Section shall prohibit Premier from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that neither Premier nor its Board of Directors shall, except as permitted by paragraph (b) of this section, propose to approve or recommend, an Acquisition Proposal.

             (e) Premier shall promptly (but in any event within one day) advise Fulton orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. Premier will, to the extent reasonably practicable, keep Fulton fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

             (i) In the event the Board of Directors of Premier takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination under Section 8.1(a) herein and shall allow exercise of the Warrant. In the event the Board of Directors of Premier takes any of the actions set forth in clauses (1), (2) and/or (3) of
         Section 5.7(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Fulton under Section 8.1(c)(iii) herein which shall be treated in the same manner as termination by Fulton under Section 8.1(b)(i) herein and shall allow exercise of the Warrant.

         (ii) This Agreement may be terminated by Premier prior to the shareholders meeting of Premier if (A) the Board of Directors of Premier shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Premier's shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.7 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this
         Section 5.7 in all material respects and has authorized, subject to complying with the terms of this Agreement, Premier to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and Premier notifies Fulton in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Fulton does not make, within five (5) business days after receipt of Premier's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of Premier as the Superior Proposal and during such period Premier reasonably considers and discusses in good faith all proposals submitted by Fulton and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Fulton and its advisors from time to time as required by Fulton to consider and discuss in good faith Fulton's proposals, and (D) prior to Premier's termination pursuant to this
         Section 5.7(e)(ii), Premier confirms in writing that such termination allows exercise of the Warrant. Premier agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Fulton has received the notice to Fulton required by clause (B) and (y) to notify Fulton promptly if its intention to enter into a binding agreement referred to in its notice to Fulton shall change at any time after giving such notice.

         (f)    For the purpose of this Section 5.7:

         (i) "Acquisition Proposal" shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of Premier or any of the Premier Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of Premier or any of the Premier Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Premier or any of the Premier

             Subsidiaries.

             (ii) A "Superior Proposal" shall be an Acquisition Proposal that the Board of Directors of Premier believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor and after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Premier and the Premier Subsidiaries as a combined company), would, if consummated, result in a transaction more favorable to the shareholders of Premier from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

         Section 5.8 Affiliate Letters. Premier shall use its best efforts to deliver or cause to be delivered to Fulton, at or before the Closing, a letter from each of the officers and directors of Premier (and shall use its best efforts to obtain and deliver such a letter from each shareholder of Premier) who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Premier, in form and substance satisfactory to Fulton, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of Fulton Common Stock to be received by such person pursuant to this Agreement.

         Section 5.9 No Purchases or Sales of Fulton Common Stock During Price Determination Period. Premier and the Premier Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of Premier who may be deemed an "affiliate" (as defined in SEC Rules 145 and 405) of Premier does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period.

         Section 5.10 Dividends. Between the date of this Agreement and the Effective Date, Premier shall only declare and pay cash dividends as provided in this Section 5.10. Premier shall only pay (a) quarterly cash dividends on its Common Stock in an amount not in excess of $0.05 per share during each of the first and second calendar quarters of 2003, maintaining the same record and payment dates as Fulton; provided, however, that if the Effective Date has not occurred on or before June 30, 2003, Premier may, for each calendar quarter thereafter until the Effective Date (using the same record and payment dates as referenced above), pay a cash dividend in such amount as would have been received by Premier's Shareholders had the

Effective Date occurred on July 16, 2003 taking into account any adjustments required by Section 2.1(b), and (b) its regular quarterly cash dividends on its Preferred Stock in accordance with its terms. With respect to dividends on the Premier Common Stock, it is the intent of Fulton and Premier that Premier be permitted to pay a dividend on the Premier Common Stock on the dates indicated only if the shareholders of Premier, upon becoming shareholders of Fulton, would not be entitled to receive a dividend on the Fulton Common Stock on the applicable payment dates. Fulton shall provide Premier with prompt written notice of the declaration of a dividend on the Fulton Common Stock.

                        ARTICLE VI - COVENANTS OF FULTON

         From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to do the following:

         Section 6.1 Best Efforts. Fulton shall cooperate with Premier and the Premier Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

                  (a) Applications for Regulatory Approval. Fulton shall promptly prepare and file, with the cooperation and assistance of (and after review by) Premier and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act, the Pennsylvania Banking Code of 1965, as amended and the Federal Deposit Insurance Act, as amended.

                  (b) Registration Statement. Fulton shall promptly prepare, with the cooperation and assistance of (and after review by) Premier and its counsel and accountants, and file with the SEC a registration statement (the "Registration Statement") for the purpose of registering the shares of Fulton Common Stock to be issued to shareholders of Premier under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the "Proxy Statement/Prospectus") for the purpose of registering the shares of Fulton's Common Stock to be issued to the shareholders of Premier, and the soliciting of the proxies of Premier's shareholders in favor of the Merger, under the provisions of this Agreement. Fulton may rely upon all information provided to it by Premier and Premier Bank in this connection and Fulton shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Fulton in reliance upon any information provided to Fulton by Premier or the Premier Subsidiaries or by any of their officers, agents or representatives. Fulton shall provide a draft of the Registration Statement to Premier and its counsel for comment and review at least ten (10) business days in advance of the anticipated filing date.

                  (c) State Securities Laws. Fulton, with the cooperation and assistance of Premier and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

                  (d) Stock Listing. Fulton, with the cooperation and assistance of Premier and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of Fulton Common Stock to be issued in the Merger on NASDAQ.

                  (e) Adopt Amendments. Fulton shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Fulton's Common Stock or could reasonably be expected to have a material adverse effect on the ability of Fulton to perform its obligations under this Agreement.

                  (f) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

         Section 6.2 Access to Properties and Records. Fulton shall give to Premier and to its authorized employees and representatives (including without limitation Premier's counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Fulton as Premier may reasonably request, subject to the obligation of Premier and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Fulton obtained by reason of such access.

         Section 6.3 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Fulton shall promptly prepare and deliver to Premier as soon as practicable each Quarterly Report to Fulton's shareholders and any Annual Report to Fulton's shareholders normally prepared by Fulton. The representations and warranties set forth in Sections 4.6, 4.7 and
4.8 herein shall apply to the financial statements (hereinafter collectively referred to as the "Additional Fulton Financial Statements") set forth in the foregoing Quarterly Reports and any Annual Report to Fulton's shareholders.

         Section 6.4 Update Schedules. Fulton shall promptly disclose to Premier in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

         Section 6.5 Notice. Fulton shall promptly notify Premier in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Premier in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

         Section 6.6 No Purchase or Sales of Fulton Common Stock During Price Determination Period. Neither Fulton nor any Subsidiary of Fulton, nor any executive officer or director of Fulton or any Subsidiary of Fulton, nor any shareholder of Fulton who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933
Act) of Fulton, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period; provided, however, that Fulton may purchase shares of Fulton Common Stock in the ordinary course of business during the Price Determination Period for the benefit of Fulton's Benefit Plans or Fulton's Dividend Reinvestment Plan.

         Section 6.7 Assumption of Premier Debentures. Fulton agrees that, effective with the Effective Date, it shall assume Premier's 8.57% Junior Subordinated Deferrable Interest Debentures due August 15, 2028 and Variable Rate Junior Subordinated Deferrable Interest Debentures due November 30, 2032 and all of Premier's obligations under the related Indentures, and shall take all actions necessary or appropriated in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

         Section 6.8   Employment Arrangements.

                (a) From and after the Effective Time, (i) Fulton, Premier Bank or another subsidiary of Fulton (any such parties employing employees of Premier or a Premier subsidiary, the "Fulton Employers") shall: (A) satisfy each of the Employment Obligations (as defined in Section 3.17 herein), and (B) use its good faith efforts to retain each present employee of Premier and the Premier Subsidiaries in such employee's current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Fulton Employers at a compensation commensurate with the position), (ii) in the event that the Fulton Employers shall continue to employ officers or employees of Premier and the Premier Subsidiaries as of the Effective Time, the Fulton Employers shall employ such persons on the Effective Time who are not Contract Employees (as that term is defined in Section 3.17 herein) as "at will" employees, and (iii) in the event the Fulton Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of Premier or the Premier Subsidiaries who are not Contract Employees and who do not receive any payment as a result of a Change of Control Agreement with Premier or Premier Bank, the Fulton Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, the greater of (I) three months' salary or (II) one week's salary and one week's salary for each year of service with Premier or an

         Premier Subsidiary, thereafter, up to a maximum of 26 weeks' salary; or
         (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Fulton or its successor.

               (b) The Fulton Employers shall be obligated to provide employee benefits to each person who is an employee, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Premier Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Fulton Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. For vesting and eligibility purposes for employee benefits, under each Fulton Benefit Plan and/or any employee benefit plan established by Fulton after the Effective Date, employees of the Premier Subsidiaries shall receive credit for years of service with the Premier Subsidiaries.

         Section 6.9  Insurance; Indemnification.

               (a) For four (4) years after the Effective Date, Fulton shall (and Premier Bank shall cooperate in these efforts) obtain and maintain "tail" coverage relating to Premier's existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable to the Director and Officer Liability Policy of Premier as of the date of this Agreement and carry such premium (not to exceed 150% of the current premium for Premier's existing directors and officers liability insurance policy) and that Fulton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (other than relating to this Agreement and the transactions contemplated hereby) and covering persons who are covered by such insurance immediately prior to the Effective Date.

               (b) From and after the Effective Date, Fulton shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee or director of Premier or a Premier Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Premier or a Premier Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted under applicable law as to the date hereof or amended prior to the Effective

         Date and under the Articles of Incorporation or Bylaws of Premier or a Premier Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Fulton's Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this section except to the extent Fulton is materially prejudiced thereby). In the defense of any action covered by this Section 6.10(b), Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Fulton shall have an obligation to advance funds to satisfy an obligation of Fulton or any successor to Fulton under this Section 6.10(b) to the same extent that Fulton would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

         Section 6.10 Appointment of Fulton Director. Fulton shall, on or promptly after the Effective Date (but no later than Fulton's next Board of Directors meeting following the Effective Date), appoint to Fulton's Board of Directors Clark S. Frame (or one of Premier's other current directors designated, subject to the reasonable approval of Fulton, by vote of Premier's Board of Directors prior to the Effective Date) to serve as a director of Fulton. Such director shall stand for election at Fulton's 2004 annual meeting, at which time Fulton shall nominate and recommend for election such director for an additional term of three (3) years. Fulton has a mandatory retirement policy for directors who attain age 70; however, Fulton would "grandfather" the present director of Premier appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of Premier under any policy it currently has in effect.

         Section 6.11 Continuation of Premier Bank's Structure, Name and Directors.

               (a) For a period of three (3) years after the Effective Date, Fulton shall (subject to the right of Fulton and the Premier Bank Continuing Directors to terminate such obligations under this Section 6.11(a) under subsections (b) and (c) below) (i) preserve the business structure of Premier Bank as a Pennsylvania commercial bank (provided that Fulton may cause Premier Bank's branch offices located in Northampton County, Pennsylvania to be transferred to another bank subsidiary of Fulton); (ii) preserve and use the present name of Premier Bank, and (iii) continue in office the present directors of Premier Bank who indicate their desire to serve the "Premier Bank Continuing Directors"), provided, that (A) for such three year period, each non-employee Premier

         Bank Continuing Director shall continue to receive director's fees from Premier Bank on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from Premier Bank prior to the Effective Date (the current fees and benefits being set forth on Schedule 6.11 and to remain unchanged through the Effective Date); provided that, in the event an individual Premier Bank Continuing Director ceases to act as a director or as a member of any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors in such positions and (B) after such three-year period, each Premier Bank Continuing Director shall be subject to Fulton's mandatory retirement rules for directors and shall receive the standard fee paid to directors of subsidiary banks of Fulton.

               (b) Fulton shall have the right to terminate its obligations under subsection (a) of this Section 6.11 as a result of (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) the exercise of their fiduciary duties by Fulton's directors.

               (c) Notwithstanding anything herein to the contrary, the Premier Bank Continuing Directors, in their exercise of their fiduciary duty as to the best interests of Premier Bank and Fulton, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a) of this Section 6.11.

                       ARTICLE VII - CONDITIONS PRECEDENT

         Section 7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

               (a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Premier in accordance with applicable law, AMEX rules and regulations, and the Articles of Incorporation of Premier.

               (b) Regulatory Approvals: The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board, the Department and the Federal Deposit Insurance Corporation, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business of Fulton, or any subsidiary of Fulton or (B) any divestiture by Premier or the Premier Subsidiaries of a portion of their businesses which Fulton in its good faith judgment believes will have a significant adverse impact on the business or prospects of Premier or the Premier Subsidiaries, as the case may be, or (ii) impose any condition upon Fulton or Premier Bank, or their other subsidiaries, taken as a whole, which in Fulton's good faith judgment (x) would be materially burdensome to Fulton and its subsidiaries taken as a whole,
         (y) would significantly
         increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

               (c) Stock Listing. The shares of Fulton Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ.

               (d) Tax Opinion. Each of Fulton and Premier shall have received an opinion of Fulton's counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to Fulton and Premier, addressed to Fulton and Premier, with respect to federal tax laws or regulations, to the effect that:

               (i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Fulton and Premier will each be a "party to a reorganization" within the meaning of Section 368(b)(1) of the Code;

               (ii) No gain or loss will be recognized by Fulton or Premier by reason of the Merger;

               (iii) The bases of the assets of Premier in the hands of Fulton will be the same as the bases of such assets in the hands of Premier immediately prior to the Merger;

               (iv) The holding period of the assets of Premier in the hands of Fulton will include the period during which such assets were held by Premier prior to the Merger;

               (v) A holder of Premier Common Stock who receives shares of Fulton Common Stock in exchange for his Premier Common Stock pursuant to the reorganization (except with respect to cash received in lieu of fractional shares of Fulton Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

               (vi) A holder of Premier Common Stock who receives cash in lieu of a fractional share of Fulton Common Stock will be treated as if he received a fractional share of Fulton Common Stock pursuant to the reorganization which Fulton then redeemed for cash. The holder of Premier Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

               (vii) The tax basis of the Fulton Common Stock to be received by the shareholders of Premier pursuant to the terms of this Agreement will include the holding period of the Premier Common Stock surrendered in exchange therefor, provided that such Premier Common Stock is held as a capital interest at the

          Effective Time.

          (viii) The holding period of the shares of Fulton Common Stock to be received by the shareholders of Premier will include the period during which they held the shares of Premier Common Stock surrendered, provided the shares of Premier Common Stock are held as a capital asset on the date of the exchange.

          (e) Registration Statement: The Registration Statement (as defined in
     Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of Premier; regulatory clearance for the offering contemplated by the Registration Statement (the "Offering") shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

          (f) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Fulton agrees to defend and indemnify Premier and Premier Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Premier to consummate this Agreement.

     Section 7.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 8.4 herein:

          (a) Accuracy of Representations and Warranties: All of the representations and warranties of Premier as set forth in this Agreement, all of the information contained in Schedules hereto and all Premier Closing Documents (as defined in Section 7.2(j)) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

          (b) Covenants Performed: Premier shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

          (c) Opinion of Counsel for Premier: Fulton shall have received an opinion, dated the Effective Time, from Shumaker Williams P.C., special counsel to Premier, in substantially the form of Exhibit C hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Premier, Fulton, affiliates of the foregoing, and others.

          (d) Affiliate Agreements: Shareholders of Premier who are or will be affiliates of Premier or Fulton for the purposes of Accounting Series Release No. 135 and the 1933 Act shall have entered into agreements with Fulton, in form and substance satisfactory to Fulton, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

          (e) Premier Options: As may be required by Section 2.3 herein, all holders of Premier Options shall have delivered documentation reasonably satisfactory to Fulton substituting the Fulton Stock Options for the Premier Stock Options.

          (f) No Material Adverse Change: Fulton (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Fulton) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Premier and the Premier Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the Additional Premier Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Premier as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Premier Balance Sheet. For purposes of this Section 7.2(f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business or results of operations or future prospects of Premier or (ii) the ability of Premier to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of Premier taken at the direction or behest of Fulton with the prior written consent of Fulton, including any action or actions, individually or in the aggregate, taken by Premier or the Premier Subsidiaries, (d) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (e) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this
     Article VII on the operating performance of Premier, including reasonable expenses incurred by Premier in consummating the transactions contemplated by the Agreement. At the Closing, Premier shall deliver to Fulton a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Premier and/or Premier's transfer agent) as to the issued and outstanding shares of

     Premier Common Stock and Premier Preferred Stock, shares issuable under outstanding stock options granted under Premier's Stock Option Plan and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Premier Common Stock or Premier Preferred Stock and any outstanding securities or other instruments of any kind that are convertible into such shares

          (g) Accountants' Letter. Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, KPMG LLP, or such other accounting firm as is acceptable to Fulton, shall have furnished to Fulton an "agreed upon procedures" letter, dated the Effective Date, in form and substance satisfactory to Fulton to the effect that:

          (i) In their opinion, the consolidated financial statements of Premier examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

          (ii) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Premier , inspection of the minute books of Premier and the Premier Subsidiaries since December 31, 2001, inquiries of officials of Premier and the Premier Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

               (A) any unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flows of Premier included in the Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

               (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders' equity of Premier as compared with amounts shown in the balance sheet as of December 31, 2002 included in the Registration Statement, except in each case for such changes, increases or decreases which the Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

               (C) for the period from January 1, 2003 to such specified date, there were any decreases in the consolidated total net interest income, consolidated net interest income after provision for loan losses, consolidated other income, consolidated net income or net income per share amounts of Premier as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

          (h) Federal and State Securities and Antitrust Laws: Fulton and its counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

          (i) Environmental Matters: No environmental problem of the kind contemplated in Section 3.22 and not disclosed in Schedule 3.22 shall have been discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of either Premier or Premier Bank.

          (j) Closing Documents: Premier shall have delivered to Fulton: (i) a certificate signed by Premier's President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to Fulton) verifying that, to their knowledge, all of the representations and warranties of Premier set forth in this Agreement are true and correct in all material respects as of the Closing and that Premier has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which Premier or Premier Bank is a party or by which they or any of their properties are bound; and (iii) such other certificates and documents as Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the "Premier Closing Documents").

          (k) Redemption of Premier Preferred Stock. All of the outstanding shares of the Premier Preferred Stoc shall be redeemed as set forth in
     Section 2.9.

     Section 7.3 Conditions Precedent to the Obligations of Premier. The obligation of Premier to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Premier in accordance with the provisions of Section 8.4 herein:

          (a) Accuracy of Representations and Warranties: All of the representations and warranties of Fulton as set forth in this Agreement, all of the information contained in its Schedules hereto and all Fulton Closing Documents (as defined in Section 7.3(g) of this Agreement) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

          (b) Covenants Performed: Fulton shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Fulton.

          (c) Opinion of Counsel for Fulton: Premier shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Fulton, Premier, affiliates of the foregoing, and others.

          (d) Fulton Options: Fulton Stock Options shall have been substituted for the Premier Options pursuant to Section 2.3 herein. The Fulton Stock Option agreements shall have been delivered and the Registration Statement for the purpose of registering the shares necessary to satisfy Fulton's obligation with respect to the issuance of Fulton Common Stock pursuant to the exercise of the Fulton Stock Options shall have been declared effective.

          (e) No Material Adverse Change: Premier (together with its accountants, if the advice of such accountant is deemed necessary or desirable by Premier) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Fulton. In particular, without limiting the generality of the foregoing sentence, the Additional Fulton Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Fulton as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Fulton Balance Sheet. For purposes of this
     Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business or results of operations or future prospects of Fulton or (ii) the ability of Fulton to perform its obligations under this Agreement, provided that "material and adverse change" shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Fulton, including reasonable expenses incurred by Fulton in consummating the transactions contemplated by the Agreement. At the Closing, Fulton shall deliver to Premier a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Fulton and/or Fulton's transfer agent) as to the issued and outstanding shares of Fulton Common Stock, shares of Fulton Common Stock reserved for issuance upon the exercise of stock options, under Fulton's Employee Stock Purchase Plan, under Fulton's Dividend Reinvestment Plan and under Fulton's Shareholders Rights Plan, any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Fulton's Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

          (f) Fairness Opinion: Premier shall have obtained from Boenning & Scattergood, Inc., or from another independent financial advisor selected by the Board of Directors of Premier, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of Premier stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Premier from a financial point of view.

          (g) Closing Documents: Fulton shall have delivered to Premier: (i) a certificate signed by Fulton's Chairman and Chief Executive Officer (or other officer reasonably acceptable to Premier) verifying that, to their knowledge, all of the representations and warranties of Fulton set forth in this Agreement are true and correct in all material respects as of the Closing and that Fulton has performed in all material respects each of the covenants required to be performed by Fulton; and (ii) such other certificates and documents as Premier and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the "Fulton Closing Documents").

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier) as follows:

          (a) Mutual Consent: This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Premier and Fulton, followed by written notices given to the other party.

          (b) Unilateral Action by Fulton: This Agreement may be terminated unilaterally by the affirmative vote of the Board of Directors of Fulton, followed by written notice given promptly to Premier, if: (i) there has been a material breach by Premier of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Fulton to Premier; (ii) any condition precedent to Fulton's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Fulton, on September 30, 2003; provided, that such date may be extended until December 31, 2003 by Premier by written notice to Fulton (given not later than September 15, 2003) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Fulton's Board of Directors makes an election provided for in Section 5.7(e)(i) herein.

          (c) Unilateral Action By Premier: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Premier, followed by written notice given promptly to Fulton, if: (i) there has been a material breach by Fulton of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Premier to Fulton; (ii) any condition precedent to Premier's obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Premier, on September 30, 2003; provided, that such date may be extended until December 31, 2003 by Fulton by written notice to Premier (given not later than September 15, 2003) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Premier's Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.7(e)(ii) herein.

          (d) Market Price of Fulton Common Stock. Premier shall have the right to terminate this Agreement, through a resolution adopted by its Board of Directors, if the Closing Market Price is both less than (A) $11.18, i.e., .60 multiplied by the Starting Price (the "Floor Price") and (B) the amount per share equal to (x) the Starting Price multiplied by (y) .80 multiplied by (z) the quotient of the Average NASDAQ Bank Index for the Price Determination Period (the numerator) over the NASDAQ Bank Index on the Pre-Announcement Date (the denominator). Thus, for example, assuming the Average NASDAQ Bank Index for the Price Determination Period reflects a decline of 30% from the Starting Date, (A) would be $11.18 and (b) would be $10.44 ($18.64 x .80 x .70) and the Closing Market Price would be required to be $10.44 or lower for Premier to have the right to terminate this Agreement under this Section 8.1(d).

          (i) For purposes of this Section 8.1(d),(A) "Pre-Announcement Date" shall mean January 15, 2003, i.e., the business day immediately preceding the date of this Agreement, and (B) "Starting Price" shall mean $18.64, i.e., the last sale price for Fulton Common Stock on the Pre-Announcement Date as reported on NASDAQ.

          (ii) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for an event described in Section 2.1(b) herein.

     Section 8.2 Effect of Termination.

          (a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

          (b) Limited Liability. Subject to the terms of the Warrant Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by Fulton by reason of a material breach by Premier, or if this Agreement is terminated by Premier by reason of a material breach by Fulton, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party (i.e., Fulton or Premier) shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives. In no event shall either party's directors, officers, shareholders, agents or representatives have any personal liability for any misrepresentation or breach in connection with this Agreement.

          (c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Premier nor Premier Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

     Section 8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier), but only by a written instrument duly authorized, executed and delivered by Fulton and by Premier; provided, however, that, except as set forth in Section 8.1(d) herein any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of Premier in exchange for their shares of Premier Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Premier in accordance with applicable provisions of the BCL.

     Section 8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier) by a written instrument duly authorized, executed and delivered by such party or parties.

                    ARTICLE IX - CLOSING AND EFFECTIVE TIME

     Section 9.1 Closing. Provided that all conditions precedent set forth in
Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section

8.4 of this Agreement, the parties shall hold a closing (the "Closing") at the offices of Fulton at One Penn Square, Lancaster, Pennsylvania, within thirty
(30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a date to be agreed upon by the parties, at which time the parties shall deliver the Premier Closing Documents, the Fulton Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

     Section 9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VIII hereof, Fulton and Premier will cause Articles of Merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Department of State or such later date and time as may be specified in the Articles of Merger (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time occurs.

           ARTICLE X - NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 10.1 No Survival. The representations and warranties of Premier and of Fulton set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

                        ARTICLE XI - GENERAL PROVISIONS

     Section 11.1 Expenses. Except as provided in Section 8.2(b) herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this
Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of Fulton.

     Section 11.2 Other Mergers and Acquisitions. Subject to the right of Premier to refuse to consummate this Agreement pursuant to Section 8.1(c)(i) herein by reason of a material breach by Fulton of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude Fulton from acquiring, or to limit in any way the right of Fulton to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Fulton Common Stock or otherwise; (ii) to preclude Fulton from issuing, or to limit in any way the right of Fulton to issue, prior to or following the Effective Time, Fulton Common Stock, Fulton Preferred Stock or any other equity or debt securities; or
(iii) to preclude Fulton from taking, or to limit in any way the right of Fulton to take, any other

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action not expressly and specifically prohibited by the terms of this Agreement.

     Section 11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

          (a)   If to Fulton, to:

                     Rufus A. Fulton, Jr., Chairman and Chief Executive Officer Fulton Financial Corporation
                     One Penn Square
                     P.O. Box 4887
                     Lancaster, Pennsylvania 17604

                With a copy to:

                     Paul G. Mattaini, Esquire
                     Barley, Snyder, Senft & Cohen, LLC
                     126 East King Street
                     Lancaster, Pennsylvania 17602

          (b)   If to Premier, to:

                     John C. Soffronoff, President and Chief Executive Officer Premier Bancorp, Inc.
                     379 North Main Street
                     Doylestown, Pennsylvania 18901

                With a copy to:

                     Nicholas Bybel, Jr., Esquire
                     Shumaker Williams P.C.
                     3425 Simpson Ferry Road
                     Camp Hill, Pennsylvania 17011

     Section 11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

     Section 11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

     Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to

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the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

     Section 11.8 Entire Agreement. This Agreement, together with the Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                 FULTON FINANCIAL CORPORATION


                                 By:
                                          R. Scott Smith, Jr.
                                          President and Chief Operating Officer


                                 Attest:
                                          George R. Barr, Jr.
                                          Secretary


                                 PREMIER BANCORP, INC.

                                 By:
                                          John C. Soffronoff
                                          President and Chief Executive Officer


                                 Attest:
                                          John J. Ginley
                                          Secretary

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